Exhibit 10.20
Purchase Agreement
THIS PURCHASE AGREEMENT (the "Agreement") dated this 21st day of January, 2013

BETWEEN:
Equinox Nutraceuticals of 96 N 1800 West, Lindon, Utah County, Utah
(the 'Seller')

                         OF THE FIRST PART

-AND-

Stacked Digital, LLC of 4525 S 2300 E, Salt Lake City, Salt Lake County, Utah
(the 'Purchaser')

                         OF THE SECOND PART

IN CONSIDERATION OF THE COVENANTS and agreements contained inthis Sales Agreement, the parties to this Agreement agree as follows:

    Sale of Goods

    1.  The Seller will sell, transfer and deliver to the Purchaser based on individual future orders the following goods (the 'Goods'):

    2.  Nutraceutical supplements.

   Purchase Price

    3.  The Purchaser will acceot the Goods and pay for the Goods based on individual future orders to be paid as follows:
       a.  down payment of 50% of total order and
       b.  the remainder of the purchase price by bank draft on net 15 terms

    4.  The Seller and the Purchaser both acknowledge the sufficiency of this consideration. In addition to the purchase price specified in this Agreement, the amount of any present or future sales, use, excise or similar tax applicable to the sale of the Goods will be paid by the Purchaser, or alternatively, the Purchaser will provide the Seller with a tax exemption certificate acceptable to the applicable taxing authorities.

    5.  The Purchaser will make payment for the Goods at the time when, and at the place where, the Goods are received by the Purchaser or, in the alternative, when any document of title or registrable bill of sale, bearing any necessary endorsement, is tendered to the Purchaser.

    Delivery of Goods

    6.  The Goods will be delivered to the Purchaser at Molding Box 2625 South 600 West Salt Lake City, UT 84115. The method of shipment will be within the discretion of the Purchaser. However, the Seller will only be responsible for the lesser of truck fright or rail freight to the Purchaser.

   Risk of Loss

    7.  Risk of loss will be on the Purchaser from the time of delivery to the carrier. The Purchaser will provide at its expense insurance on the Goods insuring the Seller's and the Purchaser's interest as they appear, until payment in full to the Seller.

   Warranties

    8.  THE GOODS ARE SOLD 'AS IS' AND THE SELLER EXPRESSLY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. The Seller does not assume, or authorize any other person to assume on the behalf of the Seller, any liability in connection with the sale of the goods. The Seller's above disclaimer of warranties does not, in any way, affect the terms of any applicable warranties from the manufacturer of the Goods.

    9.  The Purchaser has been given the opportunity to inspect the Goods or have it inspected and the Purchaser has accepted the Goods in its existing condition. Further, the Seller disclaims any warranty as to the condition of the Goods.

   Title

    10.  Title to the Goods will remain with the Seller until delivery and actual receipt of the Goods by the Purchaser or, in the alternative, the Seller delivers a document of title or registrable Bill of Sale of the Goods, bearing any necessary endorsement, to the Purchaser.

   Security Interest

    11.  The Seller retains a security interest in the Goods until paid in full.

   Inspection

    12.  Inspection will be made by the Purchaser at the time and place of delivery.

   Claims

    13.  The Purchaser's failure to give notice of any claim within 10 days from the date of delivery will constitute an unqualified acceptance of the Goods and a waiver by the Purchaser of all claims with respect to the Goods.

Excuse for Delay or Failure to Perform

    14.  The Seller will not be liabile in any way for any delay, non-delivery or default in shipment due to labor disputes, transportation shortage, delays in receipt of material, priorities, fires, accidents and other causes beyond the control of the Seller or its suppliers. Ifthe Seller, in its sole judgment, will be prevented directly or indirectly, on account of any cause beyond its control, from delivering the Goods at the time specified or within one month after the date of this Agreement, then the Seller will have the right to terminate this Agreement by notice in writing to the Purchaser, which notice will be accompanied by full refund of all sums paid by the Purchaser pursuant to this Agreement.

   Remedies

    15. The Purchaser's exclusive remedy and the Seller's limit of liability for any and all losses or damages resulting from defective goods or from any other cause will be for the purchase price of the particular delivery with respect to which losses or damages are claimed, plus any transportation charges actually paid by the Purchaser.

   Cancellation

16.  The Seller reserves the right to cancel this Agreement:
    a.  if the Purchaser fails to pay for any shipment when due;
    b.  in the event of the Purchaser;s insolvency or bankruptcy; or
    c.  if the Seller deems that its prospect of payment is impaired.

   Notices

    17.  Any notice to be given or document to be delivered to either the Seller or Purchaser pursuant to this Agreement will be sufficient if delivered personally or sent by prepaid registered mail to the address specified below. Any written notice or delivery of documents will have been given, made and received on the day of delivery if delivered personally, or on the third (3rd) consecutive business day next following the date of mailing if sent by prepaid registered mail:

    SELLER: 96 N 1800 West, Lindon, Utah County, Utah, 84042

    PURCHASER: 4525 S 2300 E, Salt Lake City, Salt Lake County, Utah, 84117

   General Provisions

    18.  Headings are inserted for the convenience only and are not to be considered when interpreting this Agreement.  Words in the singular mean and include the plural and vice versa.  Words in the masculine mean and include the feminine and vice versa.

    19.  All and warranties of the Seller contained in this Agreement will survive the closing of this Agreement.

    20.  The Purchaser may not assign its right or delegate its performance under this Agreement without the prior written consent of the Seller, and any attempted assignment or delegation without such consent will be void. An assignment would change the duty imposed by this Agreement, would increase the burden or risk involved and would impair the chance of obtaining performance or payment.

    21.  This Agreement cannot be modified in any way except in writing signed by all the parties to this Agreement.

    22.  This Agreement will be governed by and construed in accordance with the laws of the State of Utah.

    23.  If any clause of this Agreement is held unconscionable by any court of competent jurisdiction, arbitration panel or other official finder of fact, the clause will be deleted from this Agreement and the balance of this Agreement will remain in full force and effect.

    24.  This Agreement will inure to the benefit of and be binding upon the Seller and the Purchaser and their respective successors and assigns.
    25.  This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

    26.  Time is of the essence in this Agreement.

    27.  This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise. The Purchaser acknowledges that it has not relied upon any representations of the Seller as to prospective performance of the Goods, but has relied upon its own inspection and investigation of the subject matter.

   IN WITNESS WHEREOF the parties have executed this Purchase Agreement on this 21st day of January, 2013.